Exhibit 99.3

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

On January 7, 2021, Chimerix, Inc., a Delaware corporation (the “Company”), Ocean Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Oncoceutics, Inc., a Delaware corporation (“Oncoceutics”), and Fortis Advisors, LLC solely in its capacity as representative of the securityholders of Oncoceutics (the “Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Concurrently with the execution of the Merger Agreement, Merger Sub merged with and into Oncoceutics (the “Merger”) whereupon the separate corporate existence of Merger Sub ceased, with Oncoceutics continuing as the surviving corporation of the Merger as a wholly-owned subsidiary of the Company.

The following unaudited pro forma consolidated combined financial statements (the “pro forma financial statements”) have been prepared to reflect the Merger, based on the acquisition method of accounting in accordance with U.S. GAAP, with the Company treated as the acquirer. The transaction is expected to be accounted for as an asset acquisition as the company expects substantially all of the fair value of the gross assets acquired to be concentrated in a single asset or group of similar assets. The pro forma financial statements utilize the historical consolidated financial statements of the Company and Oncoceutics. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statements of operations, which are expected to have a continuing impact.

The unaudited pro forma consolidated combined statements of operations, which have been prepared for the nine months ended September 30, 2020 and the year ended December 31, 2019, give effect to the Merger as if it had occurred on January 1, 2019. The unaudited pro forma consolidated combined balance sheet has been prepared as of September 30, 2020 and gives effect to the Merger as if it had occurred on that date. The pro forma financial statements should be read in conjunction with the accompanying notes and the historical consolidated financial statements and accompanying notes of the Company and Oncoceutics.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. The pro forma financial statements do not include the realization of future cost savings or synergies, integration-related costs to achieve those potential cost savings or restructuring charges that may occur following the Merger.

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	Chimerix	Oncoceutics	Pro Forma Adjustments	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$38,130	$5,779	$(28,281)	(a)	$15,628
Short-term investments, available-for-sale	49,635	1,837	-		51,472
Accounts receivable	378	543	-		921
Prepaid expenses and other current assets	2,100	206	-		2,306
Total current assets	90,243	8,365	(28,281)		70,327
Property and equipment, net	291	8	-		299
Right-of-Use Asset-Operating	2,943	-	-		2,943
Other long-term assets	27	13	-		40
Total assets	$93,504	$8,386	$(28,281)		$73,609
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$880	$649	$-		$1,529
Accrued liabilities	6,532	1,334	17,704	(b)	25,570
Total current liabilities	7,412	1,983	17,704		27,099
Other long-term liabilities	2,923	2,769	(2,504)	(c)	3,188
Total liabilities	10,335	4,752	15,200		30,287
Preferred stock	-	6	(6)	(d)	-
Common stock	63	8	(8)	(d)	72
			9	(e)
Additional paid-in capital	783,758	23,682	(23,682)	(d)	827,194
			43,436	(e)
Accumulated other comprehensive gain/loss, net	33	-	-		33
Accumulated deficit	(700,685)	(20,062)	20,062	(d)	(783,977)
			(83,292)	(f)
Total stockholders’ equity	83,169	3,634	(43,481)		43,322
Total liabilities and stockholders’ equity	$93,504	$8,386	$(28,281)		$73,609

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except per share data)

	Chimerix	Oncoceutics	Pro Forma Adjustments	Note 4	Pro Forma Combined
Revenues:
Contract revenue	$4,158	$-	$-		$4,158
Grant revenue	-	1,994	-		1,994
License revenue	94	549	-		643
Total revenues	4,252	2,543	-		6,795
Operating expenses:
Research and development	27,545	6,709	-		34,254
General and administrative	9,466	1,659	-		11,125
Total operating expense	37,011	8,368	-		45,379
Loss from operations	(32,759)	(5,825)	-		(38,584)
Other income:
Interest income and other, net	912	221	-		1,133
Net loss	$(31,847)	$(5,604)	$-		$(37,451)
Per share information:
Net loss, basic and diluted	$(0.51)				$(0.53)
Weighted-average shares outstanding, basic & diluted	62,009,941		8,723,769	(b)	70,733,710

CHIMERIX, INC.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)

	Chimerix	Oncoceutics	Pro Forma Adjustments	Note 4	Pro Forma Combined
Revenues:
Contract revenue	$7,604	$-	$-		$7,604
Grant revenue	-	2,714	-		2,714
License revenue	4,915	2,500	-		7,415
Total revenues	12,519	5,214	-		17,733
Operating expense:
Research and development	42,288	6,727	-		49,015
Selling, general and administrative	21,169	2,422	-		23,591
Acquisition of In-Process R&D	65,045	-	83,295	(a)	148,340
Total operating expense	128,502	9,149	83,295		220,946
Loss from operations	(115,983)	(3,935)	(83,295)		(203,213)
Other income:
Interest income and other, net	3,407	252	-		3,659
Net loss	$(112,576)	$(3,683)	$(83,295)		$(199,554)
Per share information:
Net loss, basic and diluted	$(2.03)				$(3.11)
Weighted-average shares outstanding, basic & diluted	55,501,973		8,723,769	(b)	64,225,742

CHIMERIX, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANICAL STATEMENTS

1.	Description of the Merger

On January 7, 2021, the Company, Merger Sub, Oncoceutics, and Fortis Advisors, LLC solely in its capacity as representative of the securityholders of Oncoceutics, entered into the Merger Agreement.  Concurrently with the execution of the Merger Agreement, Merger Sub merged with and into Oncoceutics whereupon the separate corporate existence of Merger Sub ceased, with Oncoceutics continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Company.

As consideration for the Merger, the Company (a) paid an upfront cash payment of approximately $25.0 million, (b) issued an aggregate of 8,723,769 shares of the Company’s common stock (“Merger Shares”), (c) issued a promissory note to the Securityholders’ Representative in the original principal amount of $14.0 million (the “Seller Note”), to be paid in cash, subject to the terms and conditions of the Merger Agreement and the Seller Note, upon the one year anniversary of the closing of the Merger, and (d) agreed to make contingent payments up to an aggregate of $360.0 million based on the achievement of certain development, regulatory and commercialization events as set forth in the Merger Agreement, as well as additional tiered  payments based upon future net sales of ONC-201 and ONC-206 products, subject to certain reductions as set forth in the Merger Agreement, and a contingent payment in the event the Company receives any proceeds from the sale of a rare pediatric disease priority review voucher based on the Oncoceutics products.  The closing payment may be adjusted after the closing, pursuant to procedures set forth in the Merger Agreement, in connection with the finalization of the cash, transaction expenses, debt and working capital amounts at closing.

Each “in-the-money” stock option of Oncoceutics (“Options”) that was outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) became fully vested and exercisable immediately prior to the Effective Time and such Options were automatically “net exercised” immediately prior to the Effective Time with respect to payment of the applicable exercise price and any applicable tax withholding.

The Merger Agreement contains customary representations, warranties and covenants and indemnification provisions. The Company has certain diligence obligations with respect to further development and commercialization of the Company’s product candidates.

2.	Basis of Presentation

The following unaudited pro forma consolidated combined financial data was prepared using a cost accumulation and allocation model of accounting under GAAP. For accounting purposes, Chimerix is considered to be acquiring Oncoceutics in the Merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test has been presumed to be met, such, the Merger is expected to be treated as an asset acquisition. This presumption is based on an initial analysis by the Company. We will engage a third-party valuation company to complete the valuation of the Oncoceutics assets acquired and liabilities assumed to determine if the initial screen test was indeed met. Any changes in our initial analysis based on the third-party valuation company’s valuation work could change the accounting treatment for the Merger. There can be no assurance that such third-party valuation work will not result in material changes from the preliminary accounting treatment included in the accompanying unaudited pro forma consolidated combined financial statements.

The unaudited pro forma consolidated combined financial statements are based on the Company’s historical financial statements as adjusted to give effect to the Merger. The unaudited pro forma consolidated combined balance sheet as of September 30, 2020 gives effect to the Merger as if it had occurred on September 30, 2020. The unaudited pro forma consolidated combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the Merger as if it had occurred on January 1, 2019.

The historical financial information of the Company has been adjusted in the accompanying unaudited pro forma consolidated combined financial information to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated combined statements of operations, are expected to have a continuing impact on the results of operations. The Merger is expected to be accounted for as an asset acquisition; therefore, the in-process research and development which does not have any alternative uses is being recorded as research and development expenses in 2019 for purpose of the pro forma information.

3.	Preliminary consideration and purchase price allocation

The following is a preliminary estimate of the purchase price for the Merger (in thousands, except for per share data):

Cash (a)	$28,281
One-year closing anniversary payment (b)	14,000
Shares common stock issued as consideration (d)	8,723,769
Stock price per share on Effective Date	4.98
Value of estimated common stock consideration (d)	43,445
Total consideration	$85,726

Net asset acquired	$2,434
IPR&D assets to be expensed	83,292
Total purchase price allocated	$85,726

(a)	The Company paid approximately $28.3 million consisting of a $25.0 million upfront payment adjusted for agreed upon working capital adjustments, plus $2.5 million of transaction expenses to be paid by the Company on behalf of Oncoceutics.

(b)	Per the Merger Agreement, the Company will make a $14 million payment to Oncoceutics shareholders on the one-year anniversary of the closing of the Merger Agreement.

(c)	This item represents estimated transaction expenses of approximately $2.5 million to be paid by the Company on behalf of Oncoceutics, approximately $0.9 million of transaction expenses to be incurred by the Company and $0.4 million in working capital adjustments. The transaction expenses principally consist of financial advisor fees, legal expenses and auditor expenses.

(d)	The total number of shares of the Company’s common stock issued or reserved for issuance as consideration for the Merger was 8,723,769 shares.

4.	Reclassification and Proforma Adjustments - Statements of Operations

The following pro forma adjustments included in the unaudited pro forma consolidated combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the Merger as if it had occurred on January 1, 2019:

(a)	Acquisition of In-Process R&D - Represents the aggregate fair value of the in-process research and development which does not have any alternative uses and therefore the aggregate fair value of the purchase price being recorded to Acquisition of In-Process R&D.

(b)	Merger Consideration – Stock - Represents the increase in the weighted average shares outstanding due to the issuance of 8,723,769 shares common stock in connection with the Merger.

5.	Proforma Adjustments - Balance Sheet

The following are the pro forma adjustments included in the unaudited pro forma consolidated combined balance sheet as of September 30, 2020 and give effect to the Merger as if it had occurred on that date:

(a)	Estimated Merger Consideration - Cash - Represents the estimated fair value of cash transferred in the Merger which includes the $25 million upfront payment due per the Merger Agreement and agreed upon working capital adjustments, plus $2.5 million of transaction expenses to be paid by the Company on behalf of Oncoceutics.

(b)	Accrued Liabilities - Represents accrued liabilities that are directly attributable to the closing of the Merger, including a $14 million payment due to Oncoceutics shareholders on the one-year anniversary of the closing of the Merger Agreement, estimated transaction expenses of approximately $2.5 million to be paid by the Company on behalf of Oncoceutics, approximately $0.9 million of transaction expenses to be incurred by the Company and $0.4 million in working capital adjustments. The transaction expenses principally consist of financial advisor fees, legal expenses and auditor expenses.

(c)	Other Long-term Liabilities – This reflects $2.5 million for Simple Agreement for Future Equity notes that converted to common shares of Oncoceutics with the closing of the Merger.

(d)	Stockholders’ Equity - This is to reflect the elimination of Oncoceutic’s historical shareholders’ equity.

(e)	Estimated Merger Consideration - Stock - Estimated merger consideration includes 8,723,769 shares of its common stock that the Company issued to Oncoceutics shareholders.
(f)

Acquisition of In-Process R&D - Represents the aggregate fair value of the in-process research and development which does not have any alternative uses and therefore the aggregate fair value of the purchase price being recorded to Acquisition of In-Process R&D.